EXHIBIT 10.12
SUBLEASE
Mount Eden Business Park

Hayward, California
     THIS SUBLEASE (this “Sublease”), dated for reference purposes only, August 1, 2008, is made by and between Guava Technologies, (“Sublandlord”), a Delaware Corporation and Anthera Pharmaceuticals, a Delaware corporation (“Subtenant”).
RECITALS
     A. Newtower Trust Company Multi-Employer Property Trust, as Landlord, and Sublandlord, as Lessee, entered into a Lease dated July 2006 (the “Master Lease”), a copy of which is attached hereto as Exhibit “A” and incorporated by reference herein, with respect to certain real property located in Mount Eden Business Park, including all improvements thereon, commonly known as 25801 Industrial Parkway, California (the “Sublease Property”). The Sublease Property includes a building thereon containing approximately 42,885 rentable square feet (the “Building”).
     B. Sublandlord wishes to sublease a portion of the Building to Subtenant and Subtenant wishes to sublease a portion of the Building from Sublandlord upon the terms and conditions contained herein.
AGREEMENT
     In consideration of the covenants and promises contained herein, the parties agree as follows:
     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Master Lease.
     2. Sublease Premises. The premises shall comprise of approximately (7,794) rentable square feet being a portion of a single story building located at 25801 Industrial Boulevard, Hayward, CA, as more particularly depicted on Exhibit “A” attached hereto (the “Sublease Premises”). Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Sublease Premises subject to and on the terms and conditions set forth herein. During the Term, Tenant shall have use of the Common Area.

     3. Common Area. Subtenant shall have access and use of the common area of the Sublease Property, including, without limitation, the common area lobby, restrooms, server room, cafeteria room and kitchen/cafeteria, and the two (2) lobby conference rooms.
     4. Sublandlord Improvements. On or before the Commencement Date, Sublandlord at Sublandlord’s sole cost and expense shall demise the Sublease Premises, and build an additional four (4) private offices and one conference room in accordance with the space plan attached hereto as Exhibit “C”. Subtenant will not be required to restore Sublease Premises to its original condition.
     5. FF&E. Subtenant shall have use of all existing Furnishings, Fixtures & Equipment in the Sublease Premises throughout Sublease term at no cost to Subtenant. Subtenant requires Sublandlord to provide twenty (20) office workstations in the Sublease Premises, and Sublandlord shall provide such workstations on or before the Commencement Date at Sublandlord’s sole cost.
     6. Term. The term of this Sublease shall be for twenty-four (24) months commencing on October 1, 2008 (the “Commencement Date”) and expiring at 5:00 p.m. local time on September 30, 2010 unless sooner terminated pursuant to any provision hereof.
     7. Option To Renew. Subtenant shall have one (1) option to renew for ten (10) Months (the “Option Term”), but in no event shall the sublease term be extended beyond the Master Lease termination date of July 31, 2011.
     8. Rent.
          (a) Subtenant shall pay to Sublandlord as Sublease Monthly Base Rent (“Sublease Monthly Base Rent”) for the first month of the Term the sum of Seven Thousand Seven Hundred Ninety Four Dollars ($7,794.00) upon the execution and delivery of this Sublease by Sublandlord and Subtenant, and upon Sublandlord obtaining written consent of the Master landlord under the Master Lease to this Sublease. Subtenant shall pay to Sublandlord Sublease Monthly Base Rent for the remainder of the term in monthly installments in advance on the first day of each calendar month, as follows:
     Months 01 — 24 (and Months 01 — 10 of the Option Term, if applicable): $7,794.00

          Sublease Monthly Base Rent for any period during the term which is less than one calendar month shall be a pro rata portion of the monthly installment based on a 30-day month.
          (b) In addition to the Sublease Monthly Base Rent, except for those items of Operating Costs that Subtenant is paying directly to the provider, Subtenant shall pay to Sublandlord as additional rent its pro rata share of Operating Cost Reimbursements (as defined in the Master Lease) pursuant to Paragraph 3 and Rider 1 of the Master Lease, plus sublessee’s pro rata share of all utilities, maintenance, and janitorial services. Subtenant’s pro rata share of Operating Cost Reimbursements is based on the following: Subtenant’s pro rata share of the Building Costs is 18.19%, and Subtenants’ pro rata share of the Project Costs is 2.1%.
          (c) Computation of Operating Costs Reimbursement — The determination and computation of the Operating Costs Reimbursements shall be made by the Sublandlord. After the close of each calendar year, Sublandlord shall deliver to Subtenant a written statement setting forth the Operating Costs Reimbursements payable for the preceding calendar year. If the Operating Costs Reimbursements exceed the Operating Costs Reimbursements Estimate paid by Subtenant, Subtenant shall pay the amount of such excess to Sublandlord with twenty (20) days after delivery of such statement to Subtenant. If such statement shows the Operating Costs Reimbursements to be less than the Operating Costs Reimbursements Estimate paid by Subtenant, then the amount of such overpayment shall be paid by Sublandlord to Subtenant within twenty (20) days following the date of such statement or, at Sublandlord’s option, shall be credited toward future installment(s) of Operating Costs Reimbursements Estimate.
          (d) Sublease Monthly Base Rent, additional rent, and all other sums which Subtenant is obligated to pay under the terms of this Sublease shall constitute “Rent.” Rent shall be payable in monthly installments in advance on the first day of each calendar month in lawful money of the United States to Sublandlord at the address stated herein without deduction or offset and without prior demand or notice, unless otherwise specified herein.
          (e) Operating Costs Audit — Sublandlord shall maintain records concerning estimated and actual Operating Costs Reimbursements for no less than twelve (12) months following the period covered by the statement or statements furnished to Subtenant, after which time Sublandlord may dispose of such records. Reimbursements or other payments required to be made by it under this sublease and provided that Subtenant is not otherwise in default under this sublease,

Subtenant, may, at Subtenant’s sole cost and expense, inspect Sublandlord’s records. Such inspection shall be conducted no more than once each year, during Sublandlord’s normal business hours, within ninety (90) calendar days after receipt of Sublandlord’s written statement of Operating Costs Reimbursements for the previous year, upon first furnishing Sublandlord at least twenty (20) calendar days prior written notice. Any error disclosed by the review shall be promptly corrected by Sublandlord; provided, however, that if Sublandlord disagrees with any such claimed errors, Sublandlord shall have the right to cause another review to be made by an auditor of Sublandlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Sublandlord) reveal that Subtenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Subtenant’s subsequent installment of Operating Costs Reimbursements. In the event that such results show that Subtenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Subtenant to Sublandlord with the next succeeding installment of Operating Costs Reimbursements. If the Operating Costs Reimbursements for any given year were improperly computed and are overstated by more than 5%, Sublandlord shall reimburse Subtenant for the cost of its audit.
          (f) If any installment of Sublease Monthly Base Rent, additional rent, or any other sum due from Subtenant is not received by Sublandlord within five (5) days after the same is due, Subtenant shall pay to Sublandlord an additional sum equal to Five percent (5%) of the amount overdue as a late charge, but Sublandlord will waive the late charge for the first such failure occurring during any calendar year during the Term. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of the late payment by Subtenant. Acceptance of any late charge shall not constitute a waiver of Subtenant’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Subtenant’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the “Wall Street Journal,” plus two percent (2%) or (2) the maximum rate allowed by law, in addition to the late payment charge.
          Initials: Sublandlord                    Subtenant
     9. Security Deposit. Subtenant shall deposit with Sublandlord upon the execution and delivery of this Sublease the sum of Seven Thousand Seven Hundred Ninety Four Dollars ($7,794), which shall be held by Sublandlord as a security deposit for Subtenant’s performance of all of the terms, covenants and conditions of this Sublease (the “Security Deposit”). If Subtenant defaults under any provision of this Sublease, Sublandlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount Sublandlord may spend by reason of Subtenant’s default or to compensate Sublandlord for any loss or damage Sublandlord may suffer because of Subtenant’s default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten (10) days after written demand, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount. Sublandlord is not required to keep the Security Deposit separate from its general funds, and Subtenant is not entitled to interest on the Security Deposit. If Subtenant performs each of its obligations under this Sublease, the Security Deposit, or any balance thereof, shall be returned to Subtenant within thirty (30) days after the later of the expiration of the Sublease term or the date Subtenant vacates the Sublease Premises.
     10. Use. Subtenant shall use and occupy the Sublease Premises for the purpose of general office and any other related lawful purpose in conformity to the Master Lease.
     11. Condition of Sublease Premises. Sublandlord warrants that the existing sidewalks, driveways, parking lot, truck doors, mechanical (including HVAC), electrical, plumbing, roof and roofing systems of the Building will be in good operating condition on the Commencement Date and Sublandlord shall deliver the Sublease Premises to Subtenant on the Commencement Date with all of the foregoing in good operating condition. Sublandlord warrants to Subtenant that upon Lease Commencement, the Sublease Premises will be watertight, the carpets in the Sublease Premises will be in good condition and repair, the walls of the Sublease Premises will be freshly painted or touched up to look clean and uniform, the Sublease Premises professionally cleaned and all operating systems servicing the Sublease Premises will be in good operating condition and repair, and Sublandlord shall deliver the Sublease Premises to Subtenant on the Commencement Date in accordance with the foregoing. Sublandlord shall provide Subtenant with use of Sublandlord’s phone and security systems (including security codes); provided, however, that Subtenant shall pay the carrier’s charge for all phone calls made by Subtenant based on the carrier’s invoice (which Sublandlord shall supply to Subtenant) and Subtenant shall pay for the third party costs to extend said security system to the Sublease Premises and Sublandlord shall cooperate with Subtenant in connection therewith.
     12. Master landlord’s Services. Master Landlord is obligated by the Master Lease to provide Sublandlord with certain operating services, maintenance and repairs (collectively, “Master landlord’s Services”). Sublandlord has no obligation to furnish any of Master landlord’s Services to Subtenant and Sublandlord shall not be liable for any disruption or failure of such services. Upon receipt by Sublandlord of a written complaint from Subtenant, Sublandlord shall, to the extent of Sublandlord’s rights under the Master Lease, Master landlord’s obligation to take all appropriate action to correct any defect, inadequacy or insufficiency in the provision of Master landlord’s Services.
     13. Maintenance and Repairs. Other than with respect to those matters which are the Master landlord’s obligations under the Master Lease and subject to Sublandlord’s warranty in Section 11 above, Subtenant shall, at Subtenant’s expense, maintain the Sublease Premises, including, without limitation, all improvements to the Sublease Premises, in the condition delivered to Subtenant, excepting only reasonable wear and tear and casualty.
     14. Hazardous Substances. Subtenant shall comply with this Paragraph 14, Paragraph 5.10 of the Master Lease, and applicable law with respect to Hazardous Substances, with respect to Subtenant’s use and occupancy of the Sublease Premises. Further:
          (a) Neither Subtenant nor any of Subtenant’s officers, directors, agents, contractors, employees or invitees shall use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Sublease Premises, or off-site the Sublease Premises affecting the Building, or transport to or from the Sublease Premises, any Hazardous Substance except in compliance with Environmental Laws. The term “Hazardous Substance” means any hazardous or toxic substance, material or waste, pollutants or contaminants, as defined, listed or regulated now or in the future by any federal, state or local law, ordinance, code, regulation, rule, order or decree regulating, relating to or imposing liability or standards of conduct concerning, any environmental conditions, health or industrial hygiene, including without limitation, (i) chlorinated solvents, (ii) petroleum products or by-products, (iii) asbestos and (iv) polychlorinated biphenyls. The term “Environmental Law” means any federal, state or local law, statute, ordinance, regulation or order pertaining to health, industrial hygiene, environmental conditions or hazardous substances or materials including those defined in this Paragraph as “Hazardous Substances.”
          (b) Upon receipt of written notice of the same, Subtenant shall give prompt written notice to Sublandlord of any proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Substance on the Sublease Premises, any claims made or threatened by any third party against

Subtenant or the Sublease Premises relating to any loss or injury resulting from any Hazardous Substance, and the discovery of any occurrence or condition on the Sublease Premises that could cause the Sublease Premises or any part thereof to be subject to any restrictions on occupancy or use under any Environmental Law.
          (c) Subtenant shall protect, indemnify, defend and hold harmless Sublandlord and Master Landlord, and their respective directors, officers, employees, agents, affiliates, successors and assigns from any loss, damage, cost, expense or liability (including reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, discharge, disposal or presence of a Hazardous Substance on the Sublease Premises or off-site of the Sublease Premises affecting the Property to the extent caused by Subtenant or by any of its directors, officers, employees, agents, contractors or invitees, including, without limitation, the costs of any required or necessary remediation, repairs, cleanup or detoxification of the Sublease Premises and the Property and the preparation and implementation of any closure, remedial or other required plans and not resulting from the acts or omissions of Sublandlord or Master Landlord.
     15. Default. Any of the following shall constitute a default by Subtenant:
          (a) Failure by Subtenant to pay any rent, Security Deposit, or other sum which Subtenant is required to pay hereunder within five (5) days after receipt by Subtenant of written demand for payment from Sublandlord; or
          (b) Failure by Subtenant to observe or perform any other provision of this Sublease for a period of seven (7) days after receipt by Subtenant of written notice from Sublandlord specifying such default, unless Subtenant has commenced and is implementing the cure in due course. The seven-day grace period shall not apply to Subtenant’s breach of its obligations to maintain insurance coverages hereunder or with respect to any specified default under the Master Lease that provides a lesser grace period (in which case the grace period so specified shall apply to such default).
     16. Remedies. In the event of a default by Subtenant, Sublandlord shall have all the remedies provided pursuant to Section 8, Default and Remedies,of the Master Lease and by applicable law. Sublandlord may resort to its remedies cumulatively or in the alternative.
     17. Insurance. Subtenant shall obtain and keep in full force and effect with respect to the Sublease Premises, at Subtenant’s sole cost and expense, during the term of this Sublease all insurance required to be maintained by the “Lessee” under the Master Lease to the extent applicable to the Sublease Premises, excluding the insurance described in Section 6.2.1.(b) with respect to the initial Tenant Improvements and the improvements to be constructed by Sublandlord pursuant to this Sublease; provided that Sublandlord and Master landlord shall be named as an additional insured under Subtenant’s commercial general liability and property policies.
     Within five (5) days after the execution of this Sublease, and prior to the commencement of the term of this Sublease, Subtenant shall deliver to Sublandlord and Master landlord copies of policies or certificates complying with this Sublease, in form required by Section 6.2.2 of the Master Lease. If Subtenant fails to obtain, maintain and/or provide evidence of insurance required hereunder, Sublandlord may obtain the same and Subtenant shall, upon demand, reimburse Sublandlord for the cost thereof. No such action by Sublandlord or reimbursement by Subtenant shall be a waiver of default or other remedies. In no event shall the limits of such policies be considered as limiting liability of Subtenant under this Sublease.
     18. Waiver of Subrogation. Sublandlord and Subtenant each hereby release and relieve the other, and waive their entire rights of recovery for loss or damage to property located within or constituting a part or all of the Sublease Premises or the Building to the extent that the loss or damage is covered by (a) the injured party’s insurance, or (b) the insurance which the injured party is required to carry under Paragraph 14, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Sublandlord or Subtenant, or their respective officers, directors, employees, agents, contractors, or invitees. Sublandlord and Subtenant shall each have their respective property insurers endorse the applicable insurance policies to reflect the foregoing waiver; provided, however, that the endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.
     Subtenant hereby releases Master landlord and Sublandlord, and Subtenant waives any claim which Subtenant may at any time have against Master landlord or Sublandlord, for loss or damage to property located within or constituting part or all of the Sublease Premises or the Property to the extent that the loss or damage suffered by Subtenant is covered by: (a) the insurance of Master landlord or Sublandlord, or (b) the insurance which Master landlord and Sublandlord are required to carry under the Master Lease, whichever is greater. The foregoing release and waiver applies whether or not the loss is due to the negligent acts or omissions of Master landlord or Sublandlord, or their respective officers, directors, employees, agents, contractors, or invitees. Subtenant shall have its property insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims; provided, however, that the endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.
     Subtenant shall be entitled to request to Master landlord and Sublandlord that they provide a similar waiver to Subtenant upon such terms and conditions as the Master landlord and Sublandlord may require.
     19. Liability of Sublandlord. Neither Master landlord nor Sublandlord shall have any personal liability under this Sublease. Subtenant shall look solely to rents, issues and profits from the Sublease Premises for the satisfaction of any judgment or decree against Master landlord or Sublandlord based upon any default by Sublandlord under this Sublease, or based upon any default by Master landlord under the Master Lease, and no other property or assets of Master landlord or Sublandlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree.
     20. Indemnification. Subject to Sections 4, 11 and 18 above and Section 6.4 of the Master Lease
     Subtenant shall defend, indemnify and hold harmless Master landlord and Sublandlord from all claims, costs, losses, liabilities, judgments and damages, including actual attorney’s fees, on behalf of any party for any bodily injury or property damage to the extent caused by or arising in connection with: (i) the use, or occupancy of the Sublease Premises by Subtenant; (ii) the negligence or willful misconduct of Subtenant or its employees, contractors, agents or invitees; or (iii) the breach by Subtenant in the performance of any of Subtenant’s obligations under this Sublease or under the provisions of the Master Lease assumed hereunder; provided that Subtenant shall not indemnify and hold harmless Master landlord or Sublandlord for their gross negligence or willful misconduct or breach of this Sublease or the Master Lease. The foregoing indemnification shall survive the expiration or sooner termination of this Sublease.
     21. Master Lease.
          (a) This Sublease is subject and subordinate to the Master Lease and to all mortgages and deeds of trust which may now or hereafter affect the Property, and to any and all renewals, modifications, consolidations, replacements and extensions thereof; provided, however that Sublandlord shall not modify the Master Lease in any manner which would diminish Subtenant’s rights or increase Subtenant’s obligations under this Sublease. If for any reason the Master Lease terminates before the expiration of the term of this Sublease, this Sublease shall also terminate automatically.
          (b) Except to the extent that this Sublease conflicts with the terms of the Master Lease and subject to and without limitation on Sublandlord’s warranties and covenants contained in this Sublease, Subtenant agrees, to the extent applicable to the Sublease Premises only, to assume, perform, and be bound by all obligations and responsibilities of Sublandlord as “Lessee” under the Master Lease as set forth in the Master Lease, except with respect to payment of rent, Security Deposit, and any other sums provided for herein which shall be governed by this Sublease; and, provided, that Sections 1: Basic Terms (except for Operating Cost Reimbursements), 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 3.2, 3.3, 3.5, 3.6, 9.1, and Exhibits D, E, F, and Rider 2 of the Master Lease shall not apply to this Sublease. Tenant shall not be responsible for failure of the Sublease Premises to comply with Access Laws, Sublandlord shall perform all of its covenants under the Master Lease and shall, for the benefit of Subtenant, perform all of the Master landlord’s covenants under the Master Lease with respect to the Sublease Premises and/or enforce the Master landlord’s warranties and representations under the Master Lease and Master landlord’s obligation to perform all of its covenants under the Master Lease. To the extent that Subtenant desires to exercise a right which is subject to Master landlord’s consent, Sublandlord shall submit to Master landlord and prosecute such request for consent, at Subtenant’s cost.
     Neither Sublandlord nor Subtenant shall neither do nor permit (to the extent affirmatively obligated elsewhere in the Master lease or this Sublease to take action to prevent) anything to be done that would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master landlord under the Master Lease.
     22. Parking. Subtenant shall have the right to 3.2 parking spaces in the parking facilities at the Sublease Property for each 1,000 square feet in the Sublease Premises throughout Sublease term at no cost to Subtenant.
     23. Assignment/Subletting. As per Section 7 (Assignment and Subletting by the Tenant), of the Master Lease, however Subtenant may sublease / assign all of the Sublease Premises.

     24. Notices. Any notice regarding a breach of this Sublease or termination thereof shall be in writing and be sent by certified mail or personally delivered to:

In the case of Sublandlord:	Guava Technologies
25801 Industrial Blvd.
Hayward, CA

Attention: CFO

With a copy to:	CFO

Or, in the case of Subtenant:	Anthera Pharmaceuticals, Inc.
25801 Industrial Blvd.
Hayward, CA

Attention: Chris Lowe
     Notice shall be deemed given when so delivered to Sublandlord or Subtenant, or three (3) days after it is placed, properly addressed with postage prepaid, in a depository for United States certified mail or when delivered in person or on the next business day after deposited with a recognized overnight delivery service (with delivery for the next business day). Either party may provide for a different address by notifying the other party of said change as provided for herein.
     25. Surrender of Sublease Premises. Prior to expiration of this Sublease and subject to any agreement with Master landlord to the contrary (provided such agreement releases Sublandlord and Subtenant of their respective obligations pursuant to the Master Lease), Subtenant shall remove all its trade fixtures or other personal property and (provided, however, that notwithstanding anything to the contrary contained herein or in the Master Lease, Tenant shall have the right to remove its trade fixtures and personal property), upon the expiration of the term of this Sublease or sooner termination hereof, surrender the Sublease-Premises in the condition-received reasonable wear and tear and casualty excepted, time being of the essence. If the Sublease-Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all costs incurred by Sublandlord as a result thereof, including Sublandlord’s reasonable attorneys’ fees, plus interest thereon at the interest rate provided for in the Master Lease.
     26. Holding Over. Subtenant acknowledges that the expiration date of the Sublease is September 30, 2010 and that Subtenant shall surrender the Sublease

Premises no later than that date in accordance with the terms of this Sublease. If Subtenant holds over after expiration or termination of this Sublease without written consent of Sublandlord, Subtenant shall indemnify and hold harmless Sublandlord from all claims, costs, expenses (including reasonable attorneys’ fees) resulting from Subtenant’s delay in surrendering the Premises, and shall pay Sublandlord holdover rent of 150% of the Sublease Monthly Base Rent.
     27. Signage. Subtenant, at Subtenant’s sole cost and expense, may install signage upon obtaining the prior written approval of Sublandlord and Master landlord.
     28. Real Estate Broker. The parties acknowledge that CresaPartners is acting as the sole real estate representative for the Subtenant. Sublandlord shall pay CresaPartners six percent (6%) of the Base Rent in connection with this Sublease. Said fee shall be due and payable to CresaPartners immediately upon Sublease commencement date by and between the Parties hereto.
     29. Consent by Sublandlord. Whenever Sublandlord’s consent or approval is required under this Sublease, such consent or approval may be withheld at Sublandlord’s sole discretion unless otherwise indicated except to the extent that the Master Lease provides that the Master landlord act reasonably under similar circumstances.
     30. Successors and Assigns. Subject to the restriction contained herein against assignment of this Sublease by Subtenant, the covenants and conditions contained in this Sublease shall bind the heirs, successors, executors, administrators and assigns of the parties.
     31. Attorneys’ Fees. In the event legal proceedings are initiated to enforce any provision of this Sublease, to recover any rent due under this Sublease, for the breach of any covenant or condition of this Sublease, or for the restitution of the Premises to Sublandlord and/or eviction of Subtenant, the prevailing party shall be entitled to recover, as an element of its costs of suit and not as damages, reasonable attorneys’ fees and costs to be fixed by the court.
     32. Entire Agreement, Merger and Waiver. This Sublease supersedes and cancels all previous negotiations, arrangements, offers, agreements or understandings, if any, between the parties. This Sublease expresses and contains the entire agreement of the parties and there are no express or implied representations, warranties or agreements between them, except as contained in this Sublease. This Sublease may not be modified, amended or supplemented except by a writing signed by Sublandlord, Subtenant, and approved by Master landlord. No consent given or waiver made by either party hereunder of any breach by the other party of any provision of this Sublease shall operate or be construed in any manner as a waiver of any subsequent breach of the same or of any other provision.
     33. Captions. The captions of this Sublease are provided for convenience only and shall not be used in construing its meaning.
     34. Severability. If any provision of this Sublease is found to be unenforceable, the remainder of this Sublease shall not be affected thereby.
     35. Authority. If Subtenant is a corporation or partnership, Subtenant represents and warrants that—the individual executing this Sublease is duly authorized to execute and deliver this Sublease on behalf of Subtenant and that this Sublease is binding upon Subtenant according to its terms. If Subtenant is a corporation, the authorization of the individual executing and delivering this Sublease is in accordance with a duly adopted resolution of Subtenant’s Board of Directors and Subtenant’s Bylaws. Concurrently with execution of this Sublease, Subtenant shall deliver to Sublandlord such evidence of authorization as Sublandlord may reasonably require.
     36. Sublandlord and Subtenant Relationship Only. Nothing contained in this Sublease shall be construed to create the relationship of principal and agent, partnership, joint venture or any association between Sublandlord and Subtenant.
     37. No Recording. This Sublease shall not be recorded.
     38. Consent to Sublease by Master landlord. This Sublease is subject to the consent of Master landlord. Accordingly, it shall be a condition precedent of this Sublease that Sublandlord has obtained the prior written consent of Master landlord to this Sublease in form approved by Master landlord.
     39. Waiver of Trial by Jury. Sublandlord and Subtenant each agree to and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.
     40. Counterparts. This Sublease and the Master landlord’s Consent to Sublease may be executed in one or more counterparts.

     41. No Default. Sublandlord represents to Subtenant that there have been and there are no defaults under the Master Lease.
     IN WITNESS WHEREOF, the parties have executed this Sublease on the dates shown opposite their signatures below.
SUBLANDLORD:
Guava Technologies
a Delaware Corporation

Dated: August 25, 2008	By:	/s/ Lawrence Bruder
	Its	Lawrence Bruder
CEO

Dated: , 2008	By:
Its

SUBTENANT:

Anthera Pharmaceuticals, Inc.
a Delaware Corporation

Dated: August 25, 2008	By:	/s/ Chris Lowe
	Its	Chris Lowe
CFO

Dated: , 2008	By: